Exhibit 23.2
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 3 to the Registration Statement (S-4 No. 333-121996) and the related Prospectus of NACCO Industries, Inc. (“NACCO”) for the offer by selling stockholders to exchange up to 372,703 shares of Class A Common Stock for 372,703 shares of Class B Common Stock of NACCO and to the incorporation by reference therein of our reports dated February 23, 2007, with respect to the consolidated financial statements and schedules of NACCO, NACCO management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NACCO, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Cleveland, Ohio
February 23, 2007